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                                                  Draft of February 2, 1996




                    The CountryBasketsSM Index Fund, Inc.
                           Fund Payment Agreement


            This Fund Payment Agreement (the "Agreement"), is made as of

___________ __, 1996 between The CountryBasketsSM Index Fund, Inc., a

Maryland corporation (the "Fund"), and _________________ (the "Investor

Servicer").

            WHEREAS, the Fund has entered into a Distribution Agreement with ALPS Mutual Funds Services, Inc. ("ALPS") whereby ALPS agrees to act as its distributor and principal underwriter; and

            WHEREAS, ALPS and the Investor Servicer have entered into an

Investors Services Agreement (the "Services Agreement") whereby the

Investor Servicer agrees to provide certain broker/dealer and shareholder support services to its clients and educational and promotional services with respect to the issued and outstanding shares of common stock ("CB

SharesSM" or "CountryBasketsSM") of the nine initial series of the Fund indicated on Appendix A thereto (each, an "Initial Series") and each additional series of CB SharesSM subsequently established by the Fund and made subject to the Services Agreement and this Agreement in accordance with the terms thereof and hereof (each, an "Additional Series" and,

together with the Initial Series, the "Series") for the benefit of the

Fund; and

            WHEREAS, the Fund wishes to compensate the Investor Servicer directly for such services.


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            NOW, THEREFORE, in consideration of the mutual covenants

contained in this Agreement, the Fund and the Investor Servicer agree as follows:

            Section 1.  In consideration of the services and facilities provided by the Investor Servicer to ALPS pursuant to the Services

Agreement and subject to the terms and conditions of the 12b-1 Plans (as defined herein), the Fund agrees to compensate the Investor Servicer on behalf of the Initial Series directly for such services and the Investor

Servicer agrees to accept as full payment therefor, a fee at the annual rate of 0.05 of 1% of the average aggregate daily net assets over $200 million of all Initial Series, computed daily and payable on a quarterly basis.  If the Services Agreement is renewed for any subsequent twelve-

month period, as set forth in Section 10 thereof, and subject to the terms and conditions of the 12b-1 Plans, the Fund will pay the Investor Servicer

0.05 of 1% of the average aggregate daily net assets over $200 million of all Initial Series, subject to review by the Board of Directors of the Fund and the termination of this Agreement.  In the event that any Additional

Series becomes subject to this Agreement, the Fund will pay the Investor

Servicer for the services and facilities to be provided by the Investor

Servicer with respect to such Additional Series a fee at the rate set forth in the 12b-1 Plan approved by the Board of Directors of the Fund with respect to such Additional Series.


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            For purposes of determining the fees payable under this

Agreement, the average aggregate daily net assets of the Series will be computed in the manner specified in the Fund's Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of CB SharesSM for purposes of purchases and redemptions.  All fees payable by the Fund under this Agreement with respect to the CB SharesSM of a particular Series shall be borne solely by the holders of such CB SharesSM and no other Series of CB SharesSM or shareholders shall be responsible for such fees.  However, payments and reimbursed expenses under the 12b-1 Plans attributable to the Fund as a whole shall be allocated to each Series according to the method adopted by the Fund's Board of Directors.

            Section 2.  This Agreement is a related agreement as

contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the

"1940 Act") with respect to the Rule 12b-1 plan (each a "12b-1 Plan" and together the "12b-1 Plans") of each Initial Series of the Fund and, subject to the approval of the Board of Directors of the Fund as contemplated in

Section 5, each Additional Series.  The Investor Servicer and the Fund expect that the Investor Servicer's services and educational and promotional activities in connection with CB SharesSM pursuant to the

Services Agreement will tend to increase investor interest in and the use and trading of


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CB SharesSM on the secondary market and thus further sales of shares by the Fund.

            Section 3.  The Investor Servicer represents, warrants and agrees that it understands that this Agreement is a Rule 12b-1 related agreement under the 1940 Act, subject to the provisions of such Rule, as well as any other applicable rules or regulations of the Securities and

Exchange Commission, and agrees to conform to the reasonable applicable compliance standards adopted by the Fund's distributor for the sale of CB

SharesSM, as in effect from time to time, provided that the Investor

Servicer shall be given the opportunity to review and discuss with counsel to the distributor prior to their adoption any such compliance standards proposed after the date hereof that will be applicable to the activities to be performed by the Investor Servicer pursuant to the Services Agreement.

            Section 4.  (a) The Fund agrees to be liable for and to hold the Investor Servicer, its officers, directors and employees

("Indemnitees") harmless from and to indemnify each of them for any losses and costs arising out of the Indemnitees' performance of the Services

Agreement relating to the purchase and sale of outstanding and issued CB

SharesSM trading in the secondary market as a result of (i)

any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were
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made, not misleading which are contained in any marketing or other written material relating to the Fund provided to the Investor Servicer and authorized for the Investor Servicer's use by ALPS and the Fund in

connection with the purchase and sale of outstanding and issued CB Shares;

(ii) any material misstatement in or omission of a material fact from the

Fund's current prospectus or statement of additional information necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (iii) any failure of the Fund, any

Series or the CB SharesSM to be registered and qualified for sale under any applicable federal law and regulation or the laws of and regulations of any state, U.S. territory or the District of Columbia when the Fund has represented to the Investor Servicer that the Fund, any Series or the CB

SharesSM are so registered or qualified, provided that any payments under this subparagraph (iii) shall be limited to the amount of any losses or costs for which the Fund is indemnified by State Street Bank and Trust

Company ("State Street"), the Fund's Administrator, pursuant to the

Administration Agreement between the Fund and State Street; provided,

however, that nothing in this Section 4 shall protect the Indemnitees against any losses or costs to which the Indemnitees would otherwise be liable to a Fund or its security holders (A) by reason of willful malfeasance, bad faith or gross negligence in the performance of its duties


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under the Services Agreement, (B) by reason of the Indemnitee's reckless disregard of its obligations and duties under the Services Agreement or

(C) where such liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission in the

Fund's prospectus or statement of additional information that was made in reliance upon and in conformity with written information furnished by the

Investor Servicer to the Fund or ALPS.  The Fund's obligation to indemnify any Indemnitee is expressly conditioned upon the Indemnitee's notification of the Fund of the commencement of any action against the Indemnitee, which notification shall be given by letter or by facsimile transmission addressed to the Fund at its principal office in New York, New York, and sent to the Fund by the person against whom such action is brought within ten days after the summons or other first legal process shall have been served.  The Indemnitee's failure to so notify the Fund shall not relieve the Fund of any liability which it may have to the Indemnitee by reason of any such untrue statement or omission or alleged untrue statement or omission independent of this indemnification.  The Fund will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability and


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to retain legal counsel of good standing chosen by the Fund and approved by the Indemnitee (such approval not to be unreasonably withheld).  If the

Fund elects to assume the defense of any such suit and retain counsel approved by the Indemnitee, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them.  In the event the Fund does not elect to assume the defense of any such suit and retain counsel of good standing approved by the Indemnitee or the Indemnitee does not approve of the counsel chosen by the Fund (such approval not to be unreasonably withheld), the defendant or defendants in such suit shall bear the fees and expenses of any counsel retained by any of them and the Fund shall reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any such counsel retained by them.  The indemnification agreement contained in this Section 4(a)

shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnitees.  This indemnification will inure exclusively to the benefit of the Indemnitees and their successors, assigns and estate.

            (b)  The Investor Servicer agrees to be liable for, to hold the

Fund, its officers, directors and employees (for purposes of this

Section 4(b), the "Fund Affiliates") harmless from, and to indemnify them from any losses and costs arising from (i) any statements or representations

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that the Investor Servicer or its employees make concerning the Fund or any

Series that are inconsistent with the Fund's current prospectus and statement of additional information or any marketing or other written material provided to the Investor Servicer and authorized for the Investor

Servicer's use by ALPS and the Fund relating to the Fund or any Series; or

(ii) any sale of CB SharesSM in any state, any U.S. territory or the

District of Columbia where the Fund, any Series or its CB SharesSM were not registered or qualified for sale, when the Fund has not indicated to the

Investor Servicer that the Fund, such Series or its CB SharesSM were so registered or qualified.  The Investor Servicer's obligation to indemnify the Fund Affiliates is expressly conditioned upon the Investor Servicer being notified of the commencement of any action brought against the Fund

Affiliates, which notification shall be given by letter or facsimile transmission addressed to the Investor Servicer at its principal offices in

New York, New York and sent to the Investor Servicer by the person against whom such action is brought within ten days after the summons or other first legal process shall have been served.  The Fund Affiliates' failure to notify the Investor Servicer of the commencement of any such action shall not relieve the Investor Servicer from any liability which it may have to the Fund Affiliates by reason of any such statements or representations or sale of CB SharesSM on the part of the Investor Servicer

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independent of this indemnification.  The Investor Servicer shall have a right to control the defense of such action, with counsel of its own choosing, satisfactory to the Fund Affiliates, if such action is based solely upon such untrue statement or omission or alleged untrue statement or omission on its part, and in any other event the Investor Servicer and the Fund Affiliates shall each have the right to participate in the defense or preparation of the defense of such action at their own expense.

            (c)  The provisions of this Section 4 shall survive the

termination of this Agreement.

            Section 1.  Unless sooner terminated, this Agreement will

continue for one year following the date of its adoption as provided in

Section 8 hereof, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Fund in the manner described in Section 8 hereof.  This

Agreement is terminable, without penalty, at any time (a) by the Fund with respect to any Series of CB SharesSM (which termination may be by a vote of a majority of the Disinterested Directors as defined in Section 8 hereof or by vote of the holders of a majority of the voting securities (as such term is defined in the 1940 Act) of such Series) or by the Investor Servicer upon 60 days' notice in writing to the other party hereto or (b) upon the termination of the Services Agreement between the Investor


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Servicer and ALPS.  This Agreement will also terminate automatically in the event of its assignment (within the meaning of the 1940 Act).  This

Agreement may be amended in writing by the parties hereto.  In the event that the Board of Directors of the Fund establishes any series of CB

SharesSM listed and traded on the New York Stock Exchange or any other national securities exchange (as defined under the Securities Exchange Act of 1934) in addition to the Series then subject to this Agreement, adopts a

12b-1 Plan with respect to such additional series and approves the Services

Agreement and this Agreement as "related agreements" with respect to such additional series in accordance with Rule 12b-1, such additional series shall be made subject to this Agreement and shall become an "Additional

Series" hereunder effective immediately upon such adoption and approval.

            Section 2.  All notices and other communications to either party will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device as follows:

      To the Investor Servicer:

            _____________________
            _____________________
            Attention:

      To the Fund:

            c/o Deutsche Morgan Grenfell/
                C. J. Lawrence Inc.
            1290 Avenue of the Americas
            New York, New York 10019
            Attention: Joseph A. La Corte


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            Section 3.  This Agreement will be construed in accordance with the laws of the State of New York.

            Section 4.  This Agreement, and each Rule 12b-1 Plan, is

subject to approval by vote of (i) the Fund's Board of Directors and

(ii) of a majority of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of the 12b-1 Plans adopted by the Fund regarding the provision of support services to the beneficial owners of CB

SharesSM of the respective Series or in any agreement related thereto

("Disinterested Directors") cast in person at a meeting called for the purpose of voting on such approval.


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            IN WITNESS WHEREOF the parties have caused the Agreement to be executed as of the day and year first written above.


                                    THE COUNTRYBASKETSSM INDEX
                                      FUND, INC.



                                    By:  _________________________
                                          Name:
                                          Title:

                                    [NAME OF INVESTOR SERVICER]



                                    By:   _________________________
                                          Name:
                                          Title: